ARKADOS GROUP, INC.
220 Old New Brunswick Road, Suite 202
Piscataway, NJ 08854

April 19, 2007

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Attn:       Robert Telewicz
Senior Staff Accountant

Yolanda Crittendon
Staff Accountant

Re:          Arkados Group, Inc. (the “Company”)
Form 10-KSB for Fiscal Year Ended May 31, 2006
Form 10-QSB for Fiscal Quarter Ended August 31, 2006

Ladies and Gentlemen:

In connection with your consideration of our responses to the Staff’s comments during a telephone conference call on March 29, 2007, we acknowledge that:

•	Arkados is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	Arkados may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you for your attention.

Very truly yours,

/s/ Barbara Kane-Burke

Barbara Kane-Burke
Chief Financial Officer